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                                                                    Exhibit 3.02

                            CERTIFICATE OF AMENDMENT

                                     TO THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                            NEXTMEDIA OPERATING, INC.

         Pursuant to Section 242 of the Delaware General Corporation Law

     NextMedia Operating, Inc., (the "Corporation"), a corporation existing under and by virtue of the Delaware General Corporation Law (the "DGCL"), does here by certify:

     1. The name of the Corporation is NEXTMEDIA OPERATING, INC.

     2. The certificate of incorporation of the Corporation is hereby amended by deleting paragraph Fourth thereof and by replacing said paragraph Fourth with the following new paragraph Fourth:

          "FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is Three Thousand (3,000) shares, par value $.01 per share, designated Common Stock."

     3. This amendment to the certificate of incorporation of the Corporation has been duly adopted by the written consent of the board of directors of the Corporation and by the written consent of the stockholders of the Corporation entitled to vote thereon, in accordance with the provisions of Sections 141, 228 and 242 of the DGCL, as applicable.

     4. The effective time of the amendment herein certified shall be upon the filing of this Certificate of Amendment in the records of the office of the Secretary of State of the State of Delaware.

          Dated: January   , 2001
                         --

                                       NEXTMEDIA OPERATING, INC.


                                       By:
                                          --------------------------------------
                                          Sean R. Stover,
                                          Sr. Vice President, Chief Financial
                                          Officer and Treasurer